Exhibit 10(y)(y)

                           GAS PURCHASE/SALES CONTRACT


        This AGREEMENT, made as of October 27, 1997 between BLUEFIELD GAS COMPANY ("Buyer" or "Bluefield") and PHOENIX ENERGY SALES COMPANY ("Seller" or "PES"), Provides:

1)      Pipeline Construction

        PES will install, own, and operate +/- 8 miles of 6" gathering line from the CNGT interconnect to State Route 643 at cost to PES. Bluefield Gas will install, own and operate +/- 2 miles of 4" distribution line from State Route 643, inclusive of road crossing, to an existing Bluefield Gas distribution line along Route 102 at cost to Bluefield. Construction of the 6" pipeline by PES will provide the capacity for market growth, as well as, for winter baseload and peaking requirements. From CNGT's standpoint, well deliverability into its gathering system can be enhanced only if operating line pressure that the wells flow against is significantly reduced by delivering excess supplies off-system into the proposed PES line. Given Bluefield's load profile, 6" pipe is needed to minimize pipeline friction losses.

2)      Reservation Fee

        Within that 6" pipeline owned by PES, PES will provide to Bluefield sufficient pipeline capacity on a firm basis with which to meet a peaking requirement of 5,000 Dth per day. As consideration, Bluefield will agree to pay PES an initial monthly reservation fee of $3.50/Dth for such capacity. The fee will be redetermined after initial investment and financing charges are recovered (to be determined based on actual pipeline costs and interest rates), based on operating expenses and a reasonable ROE utilizing FERC guidelines for regulated pipelines.

3)      Base Gas Service

        PES will make available on a "firm" basis to Bluefield, for any given month, an average daily volume up to 2500 Dth per day of gas year round. Bluefield will nominate to PES its monthly base gas requirements (up to the 2500 Dth per day available) 10 days before the start of each month. Although base gas nominations will be stated in terms of flat dth/day, actual daily usage can vary up to the maximum pipeline capacity. The total monthly usage would be divided by the number of days in the month to get average usage. Average usage would be used to determined base gas and peaking gas volumes.

4)      Peaking Service

        PES will also provide Bluefield a peaking service whereby Bluefield will have access to the maximum volume, which can be delivered through the pipeline. Maximum volume available at any given time will be dictated by the inlet pressure at the CNGT interconnect and the outlet pressure at the Bluefield interconnect. Based on the current operating conditions (i.e., CNG inlet - 225 psig, Bluefield outlet - 50 psig) a total +/- 5000 Dth per day would be available for delivery


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        into the PES system. During any given month, a maximum average daily volume up to 2500 Dth per day would be available for purchase by Bluefield. Average daily volume during any given month in excess of that month's base gas (as nominated by Bluefield) will be considered peaking volume and will be made available on a best efforts basis.

5)      Pricing

        For base gas purchased during the summer months (i.e. April - October), Bluefield will pay to PES the first of month CNG Transmission contract index as published by Inside FERC. For base gas purchased during the winter (i.e. November - March), Bluefield will agree to pay PES the first of month CNG Transmission contract index as published by Inside FERC, plus $0.10 per Dth. Gas supplied in any given month in excess of the base gas volume nominated by Bluefield for first of month deliveries, would be purchased at the monthly average Gas Daily pricing for CNG Appalachia pool gas, plus the seasonal add-on (i.e. $0.10 per Dth in the winter), if applicable. All prices will be adjusted for shrinkage.

6)      Nominations

        Bluefield will nominate its required base gas volume from PES at least ten days before the beginning of each month. Should an intra-month nomination become necessary, Bluefield will so inform PES and PES will use best efforts to accommodate Bluefield. PES will be as flexible as the rules governing PES's transportation on the CNG system from Appalachian pools will allow.

7)      Rights-of-Way Easements

        It shall be the responsibility of PES to obtain all Rights-of-Way easements for the total 10-mile pipeline with the exception of the Virginia Holding Company Agreement near Falls Mills, which will be obtained by Bluefield Gas Company. All West Virginia state, local and Federal construction and regulatory permits/licenses will be obtained by PES. All Virginia permits and licenses will be obtained by Bluefield Gas Company.

8)      Measurement Station

        PES will provide a measurement station as close as practical to the VA/WVA state line. Bluefield will be supplied access to this equipment for electronic data transfer and periodic meter testing. Billed volumes will be based solely on this measurement unless otherwise mutually agreed by both parties. Billings will be adjusted to reflect BTU content determined by averaging periodic sample tests. In the event the parties fail to agree on the accuracy of the testing, Marshall Miller and Associates will be used to verify testing results.

9)      Attachment

        The attached Pool Transfer Gas Purchase/Sales Contract, General Terms and Conditions will be included as a part of this Agreement.



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10)     Term

        The start up date of this Agreement shall be no later than December 31, 1998. Term of the agreement will be for 15 years with a reopener every 5 years to redetermine, if necessary, the applicable reservation fee and gas supply pricing to be paid. These fees will be subject to redetermination via binding arbitration in the event the parties cannot agree on price, as per guidelines described in letter dated October 16, 1997 from Joseph C. Vanzant, Jr. in reference reservation charges.

               IN WITNESS HEREOF, the parties hereby have caused this Agreement to be duly executed as of the day and year first above written.


        PHOENIX ENERGY SALES COMPANY               BLUEFIELD GAS COMPANY

By:     s/Joseph C. Vanzant, Jr.            By:    s/Arthur L. Pendleton
          Joseph C. Vanzant, Jr.                     Arthur L. Pendleton

ITS:    Vice President                      ITS:   Vice President - Operations
DATE:   11/4/97                             DATE:  October 27, 1997